STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Bio-Aqua Agreement") is entered into by and among BIO-AQUA SYSTEMS, INC., a Florida corporation ("Bio-Aqua") and ATIK, S.A., a Chilean corporation, which is wholly owned and controlled, directly or indirectly by Paulina Rutman and Andrea Rutman, individuals currently residing in Santiago, Chile (collectively "Atik") and which owns 952 shares of TEPUAL, S.A., a Chilean corporation ("Tepual"), as of the 15th day of June, 1999, but which Bio-Aqua Agreement shall be effective as of the effective date of the registration statement on Form SB-2 as filed by Bio-Aqua with the Securities and Exchange Commission ("Effective Date"). (Bio- Aqua, Atik, and Tepual sometimes individually referred to as "Party" and collectively as "Parties").

                                    RECITALS

         A. Bio-Aqua is a corporation duly organized and existing under the laws of the State of Florida and located in Palm Beach County, Florida, having been incorporated March 18, 1999 and having authorized capital stock consisting of thirty million (22,000,000) shares of Common Stock par value $.0001, of which Twenty Million (20,000,000) shares are designated as Class A Voting Common Stock and Two Million (2,000,000) shares are designated as Class B Voting Common Stock ("Class B Common Stock")

         B. Atik wishes to purchase 169,990 shares of Class B Common Stock for $354,587, pursuant to the terms and conditions of this Bio-Aqua Agreement.

         C. The laws of the State of Florida and the Country of Chile permit Atik to purchase the shares of Class B Common Stock for $354,587, subject to the terms and conditions set forth in this Bio-Aqua Agreement.

         D. Contemporaneously with the execution of this Bio-Aqua Agreement, Bio- Aqua shall enter into a stock purchase agreement ("Atik Agreement") with Atik whereby as of the Effective Date, Bio-Aqua shall purchase 952 shares of Tepual which are owned by Atik (the "Tepual Shares") for $354,587, which Atik Agreement shall be in substantially the same form as this Bio-Aqua Agreement, and which Atik Agreement is attached hereto as Exhibit A.

         E. The Parties acknowledge and agree that the sole purpose for entering into the Bio-Aqua Agreement and the Atik Agreement in this manner is to comply with the rules and regulations governing foreign investments in Chile, as promulgated by the Central Bank of Chile and but for these requirements, the Parties would have entered into a share exchange agreement whereby Bio-Aqua would have exchanged 169,990 shares of Class B Common Stock for 952 Tepual Shares. It is the Parties' intention that the Bio-Aqua

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Agreement and the Atik Agreement be effective contemporaneously as of the
Effective Date.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, as of the "Effective Date," as hereinafter defined, it is agreed that Atik shall purchase the shares of Class B Common Stock for $354,587, subject to the terms and conditions set forth and the mode of carrying it into effect are and shall be as follows:

         1. Recitals. The above recitals are true, correct and are herein incorporated by reference.

         2. Purchase of Shares.

                  (a) Bio-Aqua hereby agrees to transfer to Atik at the closing referred to in Section 3 below the 169,990 shares of Class B Common Stock for $354,587, and Bio- Aqua agrees to deliver to Atik a certificate representing the 169,990 shares of Class B Common Stock. All certificates to be delivered at the closing by the parties hereto shall be in negotiable form, subject to any lock-up agreements and other restrictions pursuant to Federal and state securities laws and contractual agreements with certain persons and Bio-Aqua's representative of the underwriters, including but not limited to, Rule 144 of the Securities Act of 1933, as amended or as applicable.

                  (b) Notwithstanding anything else to the contrary contained herein, contemporaneously with the closing contemplated herein, Bio-Aqua and Atik shall enter into the Atik Agreement.

         3. Closing Date. The "Closing Date" shall be the effective date of Bio-Aqua's registration statement on Form SB-2 filed with the Securities and Exchange Commission.


          4. Representations of Bio-Aqua. Bio-Aqua hereby represents and warrants that:

                  (a) Bio-Aqua is validly organized, existing and in good standing under the laws of the State of Florida. Upon information and belief, there are no outstanding options, contracts, calls, commitments or demands of any character relating to the authorized but unissued stock of Bio-Aqua.

                  (b) The shares of Class B Common Stock to be sold at the closing are validly issued, fully paid and non-assessable.


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                  (c) Except as otherwise previously disclosed to Atik by
Bio-Aqua, there has been no material adverse change in the condition of Bio-Aqua since the date of the financial statements previously provided to Atik. To the best of Bio-Aqua's knowledge, the only changes in the financial condition of Bio-Aqua since said date are those arising from the normal and regular conduct of the business of Bio-Aqua.

                  (d) Except as otherwise previously disclosed to Atik by Bio-Aqua, to the best of Bio-Aqua's knowledge, there is no litigation, governmental proceeding or investigation threatened or in prospect against Bio-Aqua or relating to any of the interest to be transferred hereunder which could materially affect Atik.

                  (e) Except as otherwise previously disclosed to Atik by Bio-Aqua, to the best of Bio-Aqua's knowledge, Bio-Aqua has no bonus, deferred compensation, profit-sharing, pension or retirement arrangements, whether or not legally binding, nor is it presently paying any pension, deferred compensation or retirement allowance which has not otherwise been disclosed to Atik.

                  (f) The statements made and information given to Atik concerning Bio- Aqua and the transactions covered by this Agreement are true and accurate and no material fact has been withheld from Atik.

                  (g) Bio-Aqua has no knowledge of any developments or threatened developments of a nature that would be materially adverse to the business of Bio-Aqua.

                  (h) Subject to the lock-up requirements previously discussed to Atik and as set forth in the Registration Statement, the shares of Class B Common Stock to be transferred by Bio-Aqua to Atik hereunder are free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims, equities and liabilities of every nature and Bio-Aqua is conveying clear and unencumbered title thereto to Atik.

                  (i) There are no agreements to which Bio-Aqua is a party nor does Bio- Aqua know of any other agreements that in any way materially restrict or impinge upon the business of Bio-Aqua or the benefit of which Bio-Aqua requires or presently has in its business.

         5. Representations of Atik. Atik hereby makes the following representations and warranties to Bio-Aqua, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

                  (a) Atik is a corporation duly organized and existing under and by virtue of the laws of the Country of Bahamas, and is in good standing under the laws thereof.

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                  (b) The execution and delivery of this Agreement by Atik and the performance by Atik of its covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and Atik has the corporate power and authority to enter into this Agreement and to perform the covenants and undertakings to be performed by it hereunder.

                  (c) Neither the execution nor the delivery of this Agreement, nor the consummation of the transaction herein contemplated, nor compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or the Bylaws of Bio-Aqua as amended, or any agreement or instrument to which Atik is now a party.

                  (d) Atik is acquiring Bio-Aqua's stock for its own account and for investment and not with the view to the distribution or resale of any thereof.

         6. Investment Purpose. Atik represents that it is acquiring the shares of Bio- Aqua Common Stock to be delivered at the closing solely for investment and not for distribution or resale.

         7. Notices. Any notice or communication necessary or desirable hereunder shall be considered sufficient and delivery thereof shall be deemed complete if delivered in person or mailed by registered mail on the part of

Bio-Aqua to:

                           Bio-Aqua Systems, Inc.
                           c/o Andean Development Corporation
                           1900 Glades Road, Suite 351
                           Boca Raton, Florida  33431

and to Atik and Paulina and Andrea Rutman, as follows:

                           Atik, S.A.
                           General Ekdhal 159
                           Santiago, Chile
                           Attn: Pauline and Andrea Rutman

and to Tepual as follows:

                           Tepual S.A.
                           General Ekdhal 159
                           Santiago, Chile
                           Attn:  Max Rutman

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or to such other address as either party may hereafter specify in writing as his or its own address to the other party.

         8. Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.

         9. Severability. Atik and Bio-Aqua hereby agree and affirm that none of the above provisions is dependent on the validity of any other provision and invalidity as to any provision or any part thereof shall not affect any other provision.

         10. Governing Law. This Agreement shall be governed by the laws of the State of Florida. Venue shall be Broward County, Florida.

         11. Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                                     BIO-AQUA SYSTEMS, INC.

                                                     By:   /s/ Max Rutman
                                                     -----------------------
                                                     Name:   Max Rutman
                                                     -----------------------
                                                     Its:   CEO
                                                     -----------------------


                                                     ATIK, S.A.

                                                     By:   /s/ Paulina Rutman
                                                     -----------------------
                                                     Name:   Paulina Rutman
                                                     -----------------------
                                                     Its:
                                                     -----------------------


                                                     By:   /s/ Andrea Rutman
                                                     -----------------------
                                                     Name:   Andrea Rutman
                                                     -----------------------
                                                     Its:
                                                     -----------------------


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